UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 27, 2006
Date of Report (Date of Earliest Event Reported)
The Cronos Group
(Exact name of registrant as specified in its charter)
Luxembourg
(State or Other Jurisdiction of Incorporation)

0-24464	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)
5, rue Guillaume Kroll, L-1882 Luxembourg
(Address of principal executive offices) (Zip Code)
(352) 26.48.36.88
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR § 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR § 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR § 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR § 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
TOEMT Litigation Settled
     From the 1980s The Cronos Group (the “Company”) (Nasdaq: CRNS), through its subsidiaries, managed containers for Transocean Equipment Manufacturing and Trading Limited (“TOEMT (UK)”), an English company. A separate company by the same name was registered in the Isle of Man (“TOEMT (Isle of Man)”). Both TOEMTs are in liquidation in England, represented by the same liquidator. On December 13, 2004, the liquidator filed his “ordinary application” (in the nature of a complaint) in the High Court of Justice, Chancery Division, Companies Court, London, against the Company and two of its subsidiaries, Cronos Containers N.V. (“CNV”) and Cronos Containers (Cayman) Limited (“CAY”) (collectively the “Respondents”). See the report on Form 8-K filed with the SEC on January 13, 2005.
     By its 8-K report dated March 21, 2006, the Company reported its purchase of the claims of the two identified creditors of both TOEMTs. The Company reported at that time that, with the purchase of the claims of the only known creditors of both TOEMTs, the Company intended to pursue an end to the litigation brought by the TOEMT liquidator against the Respondents.
     On June 27, 2006, Respondents settled the TOEMT litigation. Pursuant to the settlement, the liquidator agreed to discontinue the litigation he has brought against the Respondents and to release any and all claims asserted therein and any and all additional claims that he might have against the Respondents and their affiliates. Respondents agreed to make a final payment to the liquidator of £225,000 (at current exchange rates, approximately $409,000).
     As part of the settlement, the TOEMT liquidator has withdrawn his claims against the one acknowledged creditor of TOEMT (UK) — MKB Bank Rt. (“MKB”). With the withdrawal of his claims against MKB, MKB has agreed to a cancellation of the guarantee issued by CNV in favor of MKB in the amount $435,000.
     The liquidator of the two TOEMTs “discontinued” (i.e., dismissed) the proceedings brought by him against the Respondents by his notices of discontinuance filed with the High Court of Justice on June 27, 2006.
     Under the settlement, the liquidator agrees to proceed with the orderly and prompt closure of the liquidations of the two TOEMTs.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRONOS GROUP
By	/s/ Frank P. Vaughan
Frank P. Vaughan
Chief Financial Officer & Senior Vice President

Date: July 3, 2006

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